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Exhibit 10.1

EXECUTION COPY

Terms of Employment

        Set forth below are the terms of a legally binding term sheet ("Term Sheet"), dated February 18, 2009 ("Effective Date"), by and among Gregory R. Blatt ("Executive"), IAC/InterActiveCorp ("IAC") and Match.com, Inc. ("MatchCo"). Reference is made to the employment agreement, by and between Executive and IAC, dated November 21, 2006, as amended (the "Employment Agreement"). Effective on the Effective Date, terms of the Employment Agreement automatically are amended to reflect the terms of this Term Sheet. If there are inconsistencies between the Employment Agreement and the Term Sheet, the Term Sheet shall prevail.

        I.    Title

        Effective upon the Effective Date, IAC shall employ Executive, and Executive shall be employed, as (1) Executive Vice President of IAC and as a member of the Office of the Chairman and (2) through and until the third anniversary of the Effective Date (such period, the "MatchCo Term"), the Chief Executive Officer of MatchCo.

        II.    Responsibilities

        With respect to IAC, Executive shall be responsible for oversight of lAC's legal, human resources and corporate communications functions, as well as general corporate management. During the MatchCo Term, Executive shall have overall responsibility for strategy and operations for MatchCo.

        III.    Term

        Executive's employment pursuant to this Term Sheet shall commence on the Effective Date and shall continue for a period of three (3) years (the "Initial Term"); provided that, on the third anniversary and each anniversary of the Effective Date thereafter, the employment period shall be extended by one year unless at least ninety (90) days prior to such anniversary, IAC or the Executive delivers a written notice (a "Non-Renewal Notice") to the other party that the employment period shall not be extended (the Initial Term as so extended, the "Employment Period"). A termination of Executive's employment due to a Non-Renewal Notice from IAC shall constitute a termination of Executive's employment without Cause. If Barry Diller ceases to serve as the senior executive officer of IAC at any point during the MatchCo Term, Executive may unilaterally resign Executive's positions with IAC during the MatchCo Term and continue to serve as Chief Executive Officer of MatchCo during the MatchCo Term; in such event, during the MatchCo Term, (1) Executive ceasing to have duties with IAC shall not constitute a basis for Good Reason or Cause, and (2) the provisions relating to termination of employment with or without Cause by IAC, termination of employment for Good Reason by Executive and voluntary termination of employment by Executive without Good Reason, shall apply, mutatis mutandis, to Executive's employment with MatchCo.

        IV.    Salary

        During the Employment Period, IAC shall pay to Executive an annual base salary of $650,000. The base salary may be increased from time to time in the discretion of the Compensation and Human Resources Committee (the "Committee") of the Board of Directors ("Board") of IAC.

        V.    Bonus

        During the Employment Period, Executive will be eligible for discretionary annual bonuses based on a combination of IAC corporate performance and MatchCo performance, as determined by the Committee. The size of Executive's overall bonus opportunity shall be consistent with those of other members of the Office of the Chairman. To the extent earned and payable, an annual bonus shall be paid not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates.

        VI.    Equity Matters

          1.    IAC Option Cancellation.    Subject to and upon the approval by IAC's stockholders of the grant of MatchCo Options described in paragraph 2 immediately below, Executive shall forfeit the following options ("IAC Options") to purchase shares of common stock, $0.001 per share of IAC ("IAC Common Stock") set forth in the center column of the table below:

Current Options		Forfeited Options		Post Cancellation Options
# shares	Strike Price	# shares	Strike Price	# shares	Strike Price
500,000	$16.28	365,885	$16.28	134,115	$16.28
190,972	$20.08	56,857	$20.08	134,115	$20.08
190,972	$22.70	56,857	$22.70	134,115	$22.70
190,971	$25.31	56,856	$25.31	134,115	$25.31

          The foregoing forfeiture will be conditioned upon the approval by IAC stockholders of the grant of MatchCo Options described immediately below.

          2.    MatchCo Options Grant.

          (a)   As of the Effective Date, IAC represents and warrants to Executive as follows: The authorized capital stock of MatchCo on the Effective Date consists of 10,000 shares of common stock, $0.01 par value per share ("MatchCo Common Stock"), of which 9,700 shares of MatchCo Common Stock are issued and outstanding. Other than the MatchCo Options described in paragraph 2(b) below, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MatchCo to issue, sell, or otherwise cause to become outstanding any of its capital stock. Other than the MatchCo Options described in paragraph 2(b) below, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to MatchCo.

          (b)   MatchCo hereby grants to Executive on the Effective Date the following stock options (the "MatchCo Options") to purchase shares of MatchCo Common Stock (each MatchCo Option having a ten year term):

            (i)    an option to purchase 150 shares of MatchCo Common Stock with a per share exercise price equal to Fair Market Value on the Effective Date, such option vesting 50% on the two year anniversary of the Effective Date and 50% on the three year anniversary of the Effective Date, subject in each case to Executive's continued employment with IAC through the applicable vesting dates;

            (ii)   an option to purchase 100 shares of MatchCo Common Stock with a per share exercise price equal to 200% of Fair Market Value on the Effective Date, such option vesting 50% on the two year anniversary of the Effective Date and 50% on the three year anniversary of the Effective Date, subject in each case to Executive's continued employment with IAC through the applicable vesting dates; and

            (iii)  an option to purchase 50 shares of MatchCo Common Stock with a per share exercise price equal to Fair Market Value on the Effective Date, such option vesting in the event of (A) a Qualified Public Offering, (B) a MatchCo Change in Control or (C) an IAC Change in Control during such time as MatchCo is a controlled subsidiary of IAC, subject in each case to Executive's continued employment with IAC through the applicable vesting date.

          (c)   Except as provided under paragraph 6 ("Accelerated Vesting of MatchCo Options") below, Executive immediately shall forfeit any unvested MatchCo Options at such time as Executive is neither Chief Executive Officer of MatchCo nor the IAC corporate executive with primary responsibility for MatchCo.

          (d)   The Compensation Committee has reviewed and approved the valuation prepared by IAC management regarding Fair Market Value on the Effective Date, such Fair Market Value determined in accordance with Section 409A of the Internal Revenue Code, as amended and the regulations promulgated thereunder (the "Code").

          (e)   The exercisability of MatchCo Options granted pursuant to paragraph 2(b) shall be contingent upon (i) the approval by IAC stockholders of the grant of MatchCo Options and (ii) Executive's forfeiture of the IAC Options described in paragraph 1. In the event that IAC's stockholders do not approve the grant of the MatchCo Options when presented to them for approval, Executive immediately shall forfeit the MatchCo Options.

          3.    MatchCo Option Exercise.

          (a)   This paragraph 3(a) shall apply during such time as the MatchCo Options relate to common stock that is not publicly traded on a national securities exchange. During the time that any portion of the MatchCo Options are vested and exercisable, Executive shall have the right, exercisable no more than three times, to request in writing that MatchCo provide Executive with MatchCo's determination of the then current Fair Market Value (an "FMV Request"); provided, however, that in no event shall Executive deliver a third FMV Request prior to the third anniversary of the Effective Date, unless either (i) the MatchCo Options have vested in full prior to such time or (ii) Executive has previously forfeited any unvested portion of the MatchCo Options. MatchCo shall provide to Executive its preliminary written determination of the then current Fair Market Value (the "Preliminary FMV Determination") within fifteen business days of MatchCo's receipt of an FMV Request, such written determination to contain a level of detail and analysis comparable to the detail and analysis used to determine Fair Market Value on the Effective Date and previously provided to Executive. Following delivery of the Preliminary FMV Determination and prior to MatchCo's final determination of Fair Market Value, Executive shall have the right to consult with MatchCo regarding its Preliminary FMV Determination. MatchCo shall provide to Executive its final written determination of the then current Fair Market Value (the "Final FMV Determination") within twenty business days of MatchCo's receipt of an FMV Request. Within ten days of Executive's receipt of the Final FMV Determination, Executive shall have the right, but not the obligation, to exercise some or all of the vested and exercisable MatchCo Options, by providing written notice of exercise to MatchCo (an "Exercise Notice"); provided, however, that after the third FMV Request, Executive shall be required to exercise all of the vested and exercisable MatchCo Options. In the event that (x) Executive has made fewer than three FMV requests and (y) MatchCo is not a company or a controlled subsidiary of a company with respect to which Barry Diller is Chief Executive Officer, Executive shall have the right, on one occasion only, to require "baseball arbitration" to determine the then current Fair Market Value. Baseball arbitration shall be conducted under the terms generally utilized by IAC with respect to executive compensation arrangements.

          (b)   This paragraph 3(b) shall apply during such time as the MatchCo Options relate to common stock that is not publicly traded on a national securities exchange. Within three business days following Executive's delivery to MatchCo of an Exercise Notice, in full settlement of the number of shares with respect to which the MatchCo Option is exercised, Executive shall be entitled to receive payment in an amount (the "Settlement Amount") equal to the product of (i) the excess of the Fair Market Value determined in accordance with paragraph 3(a) (the "Exercise Date FMV") over the per share exercise price of such MatchCo Option (as such amount may be adjusted), multiplied by (ii) the number of shares of MatchCo Common Stock with respect to which such MatchCo Option is exercised. During such time as MatchCo is a controlled subsidiary of IAC and the IAC Common Stock is publicly traded on a national securities exchange, payment of the Settlement Amount shall be made, at the election of MatchCo, (x) in a number of shares of IAC Common Stock equal to the quotient of the portion of the Settlement Amount to be settled in shares of IAC Common Stock divided by the Fair Market Value (as defined in the IAC Plan) on the date of delivery of the Exercise Notice; provided that any fractional shares of IAC Common Stock will be settled in cash based on the Fair Market Value (as defined in the IAC Plan), (y) an amount in cash equal to the Settlement Amount or (z) a combination of shares of IAC Common Stock (determined in accordance with clause (x)) and cash. If MatchCo is not a controlled subsidiary of IAC, such payment shall be made in cash. If any portion of the Settlement Amount is satisfied in shares of IAC Common Stock, such shares shall be delivered under the IAC Plan or such successor plan approved by IAC's stockholders.

          (c)   This paragraph 3(c) shall apply during such time as the MatchCo Options relate to common stock that is publicly traded on a national securities exchange. Any portion of Executive's MatchCo Options that is vested and exercisable may be exercised by delivering to MatchCo or the agent selected by MatchCo to administer the MatchCo Options (the "Agent") a written (including by way of electronic means) notice stating the number of whole shares to be purchased, accompanied by payment of the full purchase price of the shares of MatchCo Common Stock to be purchased. The MatchCo Options may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the MatchCo Option is then exercisable if less than 100). Fractional share interests shall be disregarded except they may be accumulated. The exercise price of the MatchCo Options shall be paid: (i) in cash or by certified check or bank draft payable to the order of MatchCo; (ii) by exchange of shares of unrestricted MatchCo Common Stock already owned by Executive and having an aggregate fair market value equal to the aggregate purchase price (which amount shall be equal to the product of the exercise price multiplied by the number of shares of MatchCo Common Stock in respect of which the MatchCo Option is being exercised); provided, that Executive represents and warrants to MatchCo that Executive holds the shares of MatchCo Common Stock free and clear of liens and encumbrances; (iii) by delivering, along with a properly executed exercise notice to MatchCo, a copy of irrevocable instructions to a broker to deliver promptly to MatchCo the aggregate exercise price and the amount of any applicable federal, state, local or foreign withholding taxes required to be withheld by MatchCo; provided, however, that such exercise must be implemented solely under a program or arrangement established and approved by MatchCo with a brokerage firm selected by MatchCo; or (iv) by any other procedure approved by MatchCo's compensation committee, or by a combination of the foregoing. For purposes of this paragraph 3(c), "fair market value" shall mean, the closing price of a share of MatchCo Common Stock on the national securities exchange on which shares of MatchCo Common Stock are traded on the date of measurement, or if shares of MatchCo Common Stock were not traded on such exchange on such measurement date, then on the next preceding date on which shares of MatchCo Common Stock were traded, all as reported by such source as the compensation committee (or similar committee) of the board of directors of MatchCo shall select. No later than the date as of which an amount in respect of any MatchCo Option first becomes includible in Executive's gross income for federal, state, local or foreign income or employment or other tax purposes, Executive shall pay to MatchCo or make arrangements satisfactory to MatchCo regarding payment of any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount and MatchCo shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due Executive (either directly or indirectly through its agent), federal, state, local and foreign taxes of any kind required by law to be withheld. Notwithstanding the foregoing, MatchCo shall be entitled to hold the shares issuable to you upon exercise of any MatchCo Option until

  MatchCo or the Agent has received from Executive (i) a duly executed Form W-9 or W-8, as applicable and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such MatchCo Option.

          4.    Exercisability.    Subject to the immediately following sentence, vested MatchCo Options shall remain exercisable so long as Executive is Chief Executive Officer of MatchCo and/or is the senior corporate executive at IAC with primary responsibility for MatchCo and for 90 days thereafter and thereafter shall be forfeited; provided, however, that if Executive ceases to be Chief Executive Officer of MatchCo and continues to be employed by IAC without having primary responsibility for MatchCo, vested MatchCo Options shall be exercisable for such time as Executive remains an employee of IAC (and for 90 days following Executive's termination of employment with IAC), but in no event longer than four years after the Effective Date, provided, further, however, that if Executive ceases to be Chief Executive Officer of MatchCo at IAC's election and Executive continues to be employed by IAC without having primary responsibility for MatchCo, vested MatchCo Options shall be exercisable for such time as Executive remains an employee of IAC (and for 90 days following Executive's termination of employment with IAC), but in no event longer than the greater of (i) 18 months following the date that Executive ceases to be Chief Executive Officer of MatchCo and (ii) four years from the Effective Date. In the event of a termination of Executive's employment with IAC by IAC without Cause or Executive's termination of employment with IAC for Good Reason, all MatchCo Options not previously forfeited that are or become exercisable on the date of such termination of employment shall remain exercisable for the longer of (x) 18 months following such termination of employment and (y) four years from the Effective Date. Notwithstanding anything to the contrary contained in this Term Sheet, in no event will any MatchCo Option be exercisable after the tenth anniversary of the Effective Date.

          5.    Adjustments.    In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of MatchCo, the Committee or the Board (or following a Qualified Public Offering, an IAC Change in Control or a MatchCo Change in Control, a reasonably appropriate successor board of directors or committee) shall make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of shares of MatchCo Common Stock subject to the MatchCo Options and/or the exercise price per share. In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation, or similar event affecting MatchCo or any of its subsidiaries, the Committee or the Board (or following a Qualified Public Offering, an IAC Change in Control or a MatchCo Change in Control, a reasonably appropriate successor board of directors or committee) shall, in its discretion, make such substitutions or adjustments as it deems appropriate and equitable to the number and kind of shares of MatchCo Common Stock subject to the MatchCo Options and/or the exercise price per share. Notwithstanding the foregoing, in the event of any MatchCo extraordinary dividend, the exercise price of the MatchCo Options shall be equitably reduced in accordance with Section 409A of the Code. IAC agrees that so long as MatchCo remains a controlled subsidiary of IAC, MatchCo shall not declare ordinary dividends.

          6.    Accelerated Vesting of MatchCo Options.    In the event of (a) a MatchCo Change in Control, (b) an IAC Change in Control at a time during which MatchCo is a controlled subsidiary of IAC, (c) a termination of Executive's employment with IAC by IAC without Cause or (d) a termination of Executive's employment with IAC by Executive for Good Reason, all MatchCo Options not previously forfeited immediately shall vest in full and remain exercisable in accordance with paragraph 4 above; provided, however, that the vesting contemplated by clause (c) and clause (d) shall be subject to, and occur as promptly as practicable following, IAC's receipt from Executive of an executed Release (as defined in the Employment Agreement) and the expiration of all revocation periods required by applicable law in accordance with the terms of the

  Employment Agreement. In the event of a MatchCo Change in Control, the acquiring party shall assume all obligations with respect to the MatchCo Options.

          7.    Additional Equity Grants.    Executive shall remain eligible for additional equity grants in IAC and/or MatchCo, as determined by the Committee.

        VII.    Additional Consequences of Termination

          1.     In the event of a termination of Executive's employment with IAC by IAC without Cause or a termination of Executive's employment with IAC by Executive for Good Reason:

            (a)   All IAC equity awards outstanding as of the Effective Date that remain outstanding at the time of such termination of employment immediately shall vest (with all IAC Options remaining exercisable for the longer of (i) 18 months following such termination of employment and (ii) four years from the Effective Date, but (with respect to each of clauses (i) and (ii)) in no event longer than ten years from the date of grant) and with respect to IAC equity awards other than stock options, settle; provided, however, that the vesting/settlement contemplated by this paragraph (a) shall be subject to, and occur as promptly as practicable following, IAC's receipt from Executive of an executed Release (as defined in the Employment Agreement) and the expiration of all revocation periods required by applicable law (and in any event within the short term deferral period under Section 409A of the Code) in accordance with the terms of the Employment Agreement. Notwithstanding anything to the contrary contained in this paragraph (a), subject to Executive's execution and non-revocation of the Release (as defined in the Employment Agreement) in accordance with the terms of the Employment Agreement, to the extent that any IAC equity awards covered by the immediately preceding sentence constitute "non-qualified deferred compensation" within the meaning of Section 409A of the Code, such awards shall vest, but only settle in accordance with their terms in effect as of immediately prior to the Effective Date (it being understood that it is intended that IAC equity awards covered by the immediately preceding sentence do not constitute "non-qualified deferred compensation" within the meaning of Section 409A of the Code).

            (b)   Subject to Executive's execution and non-revocation of the Release (as defined in the Employment Agreement) in accordance with the terms of the Employment Agreement, Executive shall receive (in lieu of the salary continuation provided for in the Employment Agreement) salary continuation until the later of 12 months following the termination of employment and 24 months from the Effective Date (such applicable period, the "Severance Period"). Executive's salary continuation shall be paid in equal biweekly installments (or, if different, in accordance with IAC's payroll practice as in effect from time to time) over the course of the Severance Period beginning on the first business day of the second month following the month in which Executive's Separation from Service (as such term is defined below) takes place (along with interest for the period of such delay at the then applicable borrowing rate of IAC as of the commencement of such delay).

            (c)   Any IAC and MatchCo equity awards that (1) are granted to Executive after the Effective Date, (2) remain outstanding at the time of such termination of employment and (3) are scheduled to vest during the twelve month period immediately following the date of Executive's termination of employment, will vest (assuming pro rated vesting for any cliff vesting awards) and with respect to equity awards other than stock options, settle; provided, however, that the vesting/settlement contemplated by this paragraph (c) shall be subject to, and occur as promptly as practicable following, IAC's receipt from Executive of an executed Release (as defined in the Employment Agreement) and the expiration of all revocation periods required by applicable law (and in any event within the short term deferral period under Section 409A of the Code) in accordance with the terms of the Employment

    Agreement; provided, further, however, that any amounts that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and with respect to equity awards other than stock options, settle) only if, and at such point as, such performance conditions are satisfied.

          2.     If Executive's employment with IAC is terminated by IAC for Cause, or if following any termination of Executive's employment with IAC for any reason, IAC determines that during the two (2) years prior to such termination of employment with IAC there was an event or circumstance that would have been grounds for termination for Cause (and which would not have been curable by Executive upon notice), Executive's MatchCo Options (whether or not vested) shall be forfeited and canceled in their entirety upon such termination. In the event Executive exercised any portion of the MatchCo Options prior to or upon Executive's termination of employment with IAC for Cause or after an event that would be grounds for a termination of employment with IAC for Cause, IAC shall be entitled to recover from Executive at any time within two (2) years after such exercise, and Executive shall pay over to MatchCo, any gain realized as a result of the exercise. This remedy shall be without prejudice to, or waiver of, any other remedies IAC or its subsidiaries or affiliates may have in such event.

        VIII.    Location

        Executive shall be based in New York, New York, with such travel between Dallas, Texas and New York, New York as is reasonably necessary to fulfill Executive's duties. IAC, MatchCo and Executive initially expect that Executive will spend between one-third and one-half of Executive's professional time in Dallas, Texas.

        IX.    Transportation/Living

        Executive shall be entitled to first class commercial travel with respect to Executive's business travel on behalf of IAC and/or MatchCo. Executive shall be entitled to auto and living accommodations in Dallas, Texas, which shall be provided to Executive on a non-taxable basis.

        X.    Certain Definitions

          1.     "Cause" shall generally have the meaning set forth in Executive's current employment agreement, with such revisions as are reasonably appropriate to reflect Executive's duties with MatchCo during the MatchCo Term.

          2.     "Fair Market Value" shall mean a reasonable, good faith judgment, determined in accordance with Section 409A of the Code, of the price at which a share of MatchCo Common Stock would most likely trade if MatchCo were a standalone public company, taking into account all relevant factors.

          3.     "Good Reason" shall have the meaning set forth in the Employment Agreement (including the applicable notice and cure provisions) and shall also include (a) a material reduction of Executive's title and responsibilities with MatchCo during the MatchCo Term, (b) a material breach by IAC or MatchCo of this Term Sheet, (c) the relocation of MatchCo's principal place of business to a location other than Dallas, Texas or New York, New York, and (d) the failure to obtain approval by IAC's stockholders of the grant of MatchCo Options.

          4.     "IAC Change in Control" has the meaning of "Change in Control" set forth in the IAC/InteractiveCorp 2008 Stock And Annual Incentive Plan.

          5.     "IAC Plan" shall mean the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan.

          6.     "MatchCo Change in Control" means:

            (a)   The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than IAC and Barry Diller and their respective affiliates (a "Person"), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of MatchCo representing more than 50% of the voting power of the then outstanding equity securities of MatchCo entitled to vote generally in the election of directors (the "Outstanding MatchCo Voting Securities"); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not constitute a MatchCo Change in Control: (i) any acquisition by MatchCo, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by MatchCo or any corporation controlled by MatchCo, or (iii) any acquisition by any Person pursuant to a transaction which complies with clauses (i) and (ii) of paragraph (b) below; or

            (b)   The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of MatchCo or the purchase of assets or stock of another entity (a "Business Combination"), in each case, unless immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding MatchCo Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns MatchCo or all or substantially all of MatchCo's assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding MatchCo Voting Securities, and (ii) no Person (excluding IAC and Barry Diller and their respective affiliates, any employee benefit plan (or related trust) of MatchCo or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of MatchCo existed prior to the Business Combination; or

            (c)   Approval by the stockholders of MatchCo of a complete liquidation or dissolution of MatchCo.

    In no event shall the acquisition/disposition transactions with Meetic that are contemplated by IAC and MatchCo as of the Effective Date (or any similar arrangements with Meetic) (the "Meetic Transactions") or any other arrangement contemplated by agreements that memorialize the Meetic Transactions constitute a MatchCo Change in Control.

          7.     "Qualified Public Offering" means (a) an initial public offering of an entity with respect to which MatchCo's assets represent the primary operating assets (a "MatchCo Entity"), following which the common equity of the MatchCo Entity is publicly traded on a national securities exchange (b) a spin-off of a MatchCo Entity, following which the common equity of the MatchCo Entity is publicly traded on a national securities exchange, (c) a disposition by IAC of the substantial majority of its operating assets other than MatchCo's assets such that IAC becomes a MatchCo Entity, the common equity of which is publicly traded on a national securities exchange, or (d) any similar transaction which Executive and IAC agree, acting in good faith, is the functional equivalent of any of items (a) through (c) of this definition. In no event shall the Meetic Transactions or any other transactions contemplated by any transaction agreements that memorialize the Meetic Transactions constitute a Qualified Public Offering.

        XI.    Section 409A of the Code.

          (1)   In the event that Executive is a "specified employee" within the meaning of Section 409A of the Code, amounts that are "non-qualified deferred compensation" within the meaning of Section 409A of the Code that would otherwise be payable or settled as a result of Executive's Separation from Service (as defined below) during the six-month period immediately following the date of Executive's Separation from Service shall instead be paid or settled, on the earlier of seven (7) months following the date of Executive's Separation from Service or Executive's death (along with interest for the period of such delay). For purposes of this Term Sheet, a "Separation from Service" occurs when Executive dies, retires or otherwise has a termination of employment with IAC that constitutes a "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

          (2)   The Term Sheet is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Term Sheet shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Term Sheet.

          (3)   All reimbursements and in-kind benefits provided under this Term Sheet that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (a) in no event shall reimbursements by IAC or MatchCo under this Term Sheet be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (b) the amount of in-kind benefits that IAC or MatchCo is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that IAC or MatchCo is obligated to pay or provide in any other calendar year; (c) Executive's right to have IAC or MatchCo pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall IAC's or MatchCo's obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive's remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

          (4)   In no event shall IAC be required to pay Executive any "gross-up" or other payment with respect to any taxes or penalties imposed under Section 409A of the Code with respect to any benefit paid to Executive hereunder. IAC agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A of the Code, provided, however, that Executive shall, if requested, reimburse IAC for any incremental costs (other than incidental costs) associated with taking such steps.

          (5)   Any tax gross-up payment required pursuant to this Term Sheet shall be made no later than the end of the Executive's taxable year next following the Executive's taxable year in which the Executive remits the related taxes.

        XII.    Definitive Documentation.

        This Term Sheet constitutes a legally binding agreement among IAC, MatchCo and Executive. IAC, MatchCo and Executive intend to memorialize the foregoing arrangements in an amendment to (or amended and restated version of) the Employment Agreement and a stock option agreement with MatchCo and IAC. In addition to those matters contemplated by this term sheet, the stock option agreement will contain terms customarily included in IAC equity award agreements. In the event the parties do not execute the documents contemplated by this Section XII, this Term Sheet shall continue to be binding upon IAC, MatchCo and Executive.

        XIII.    Miscellaneous.

          (1)   For the avoidance of doubt, a termination of Executive's employment with IAC due to death or disability shall not constitute a termination of Executive's employment by IAC without Cause.

          (2)   Notwithstanding any other provision of this Agreement, each of IAC and MatchCo may withhold from any amounts payable or benefits provided under this Term Sheet any Federal, state, and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (3)   The invalidity or unenforceability of any provision of this Term Sheet shall not affect the validity or enforceability of any other provision of this Term Sheet.

          (4)   The Executive's, IAC's or MatchCo's failure to insist upon strict compliance with any provision of the Term Sheet or the failure to assert any right the Executive, IAC or MatchCo may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of the Term Sheet.

        XIV.    Notices.

        All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to each other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to Executive:

  At the most recent address on file for Executive at IAC.

  If to IAC or MatchCo:

    IAC/InterActiveCorp
    555 West 18th Street
    New York NY 10011
    Facsimile: (212) 314-7379
    Attention: General Counsel

  or to such other address as a party shall have furnished to the other parties in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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        IN WITNESS WHEREOF, (i) IAC/InterActiveCorp has caused this Term Sheet to be executed and delivered by its duly authorized officer, (ii) Match.com, Inc. has caused this Term Sheet to be executed and delivered by its duly authorized officer, and (iii) Gregory R. Blatt has executed and delivered this Term Sheet, each as of the date first set forth above.

IAC/INTERACTIVECORP
/s/ VICTOR KAUFMAN
Name:	Victor Kaufman
Title:	Vice Chairman
MATCH.COM, INC.
/s/ VICTOR KAUFMAN
Name:	Victor Kaufman
Title:	President
GREGORY R. BLATT
/s/ GREGORY BLATT

[SIGNATURE PAGE TO TERM SHEET]

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  Exhibit 10.1
  EXECUTION COPY
Terms of Employment